EXHIBIT 2.3

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) between WebDigs, LLC, a Minnesota limited liability company (the “Buyer”), and Edward Graca, a Minnesota resident, (the “Seller”), shall be effective as of October 22, 2007 (the “Effective Date”). The Buyer and the Seller are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Seller owns all of the issued and outstanding shares (the “Marquest Shares”), of Marquest Financial, Inc., a Minnesota corporation (the “Company”).

B.	The Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding Marquest Shares, on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Purchase and Sale of the Marquest Shares.

1.1
Basic Transaction. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase and accept delivery from the Seller, and the Seller agrees to sell, assign, transfer and deliver to the Buyer, the Marquest Shares, free and clear of all restrictions on transfer and security interests of any kind or nature, effective as of the Effective Date.

1.2
Purchase Price. In exchange for the Marquest Shares, Buyer will issue to Seller 64,000 units of Buyer (the “WebDigs Units”), which are common units of membership interest as described in the Buyer’s Member Control Agreement dated as of May 1, 2007 (the “Member Control Agreement”).

1.3	Seller’s Deliveries. The Seller has made the following deliveries in connection with this Agreement, duly executed and properly acknowledged, as appropriate:

(a)	certificates representing the Marquest Shares, if any, endorsed in blank or accompanied by duly executed assignment documents, along with duly executed spousal consents, as necessary;

(b)	the written resignations of all of the incumbent officers, directors or persons holding similar positions of the Company;

(c)	a signature page to the Member Control Agreement executed by Seller; and

(d)	all necessary third party consents, authorizations and approvals; and

(e)	the original minute book and stock records, all accounting and tax records, and certified Articles of Incorporation and Bylaws of the Company.

1.4	Buyer’s Deliveries. The Buyer has made the following deliveries in connection with this Agreement, duly executed and properly acknowledged, as appropriate:

(a)	Member Control Agreement confirming Seller’s ownership of the WebDigs Units; and

(b)	copies of the Articles of Organization and Bylaws of Buyer.

2.	Representations and Warranties Concerning the Transaction.

2.1
Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule of the Seller (the “Seller’s Disclosure Schedule”) attached to this Agreement. The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 2.1.

(a)
Authorization of Transaction. The Seller has the full power and authority to execute and deliver this Agreement and any ancillary documents to which the Seller is a party and to perform his obligations thereunder. This Agreement and any ancillary documents to which the Seller is a party constitute the valid and legally binding obligation of the Seller, enforceable in accordance with their terms.

(b)
Noncontravention. Neither the execution and the delivery of this Agreement or any ancillary documents to which the Seller is a party, nor the consummation of the contemplated transactions, will: (i) violate any law, order or regulation to which the Seller is subject; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or is bound, or to which any of the Seller’s assets is subject; or (iii) result in the imposition or creation of any restrictions on transfer or security interests of any kind or nature in the Marquest Shares.

(c)
Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

(d)
Marquest Shares. The Seller holds of record and owns beneficially all of the Marquest Shares, free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of the Marquest Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Marquest Shares. There are no outstanding powers of attorney executed by the Seller that would affect the Seller’s ability to transfer the Marquest Shares to the Buyer. The Seller is not now nor has he been a party or is or has been threatened to be made a party, to any action, suit proceeding, hearing or investigation of, in or before any court or governmental authority that would affect the Seller’s ability to transfer the Marquest Shares to the Buyer.

(e)
Intellectual Property. The Seller has not developed any of the intellectual property of the Company on the Seller’s own time or without the use of the Company’s equipment, supplies, facilities or trade secret information.

2.2
Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement.

(a)	Organization of the Buyer. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota.

(b)
Authorization of Transaction. The Buyer has the full power and authority to execute and deliver this Agreement and any ancillary documents to which the Buyer is a party and to perform its obligations thereunder. This Agreement and any ancillary documents to which the Buyer is a party constitute the valid and legally binding obligation of the Buyer, enforceable in accordance with their terms.

(c)
Noncontravention. Neither the execution and the delivery of this Agreement or any ancillary documents to which the Buyer is a party, nor the consummation of the contemplated transactions, will: (i) violate any law, order or regulation to which the Buyer is subject; (ii) violate any provision of the articles, bylaws or other organizational documents of the Buyer; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or is bound.

(d)
Brokers’ Fees. The Buyer has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(e)
Investment. The Buyer is not acquiring the Marquest Shares with a view to or for the sale in connection with any distribution of such Marquest Shares within the meaning of the Securities Act of 1933, as amended.

3.
Representations and Warranties Concerning the Company. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement except as set forth in the Seller’s Disclosure Schedule. The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 3.

3.1
Organization, Qualification and Power. The Company is a corporate duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company is in good standing under the laws of each jurisdiction where foreign qualification is required. The Company has full corporate power and authority and has all permits necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the property owned and used by it. The Seller has delivered to the Buyer correct and complete copies of the charter, bylaws or other governing documents and the minute books, any certificate books and other record books of the Company. The Company is not in violation of its charter, bylaws or other governing documents.

3.2
Capitalization. All issued and outstanding units of the Company have been duly authorized, validly issued, fully paid and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants or other contracts or commitments that could require the Company to issue any capital stock. The Company does not have any outstanding or authorized appreciation, phantom interest, profit participation or similar rights. The Company does not have any voting trusts, proxies or other agreements or understandings with respect to the any units of the Company.

3.3
Noncontravention; Consents and Approvals. Neither the execution and the delivery of this Agreement or any ancillary documents, nor the consummation of the contemplated transactions, will: (a) violate any law, order or regulation to which the Company is subject; (b) violate any provision of the articles, bylaws or other organizational documents of the Company; (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound, or to which any of its assets is subject (or result in the imposition of any security interest upon its assets); or (d) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any permit owned or held by the Company. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person, entity or governmental authority for the Parties to consummate the transactions contemplated by this Agreement.

3.4	Brokers’ Fees. The Company has no liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5
Title to Assets. The Company has good and marketable title to all properties or assets (tangible or intangible) necessary for the Company to conduct or used by the Company in its business as presently conducted and holds such properties and assets free and clear of all security interests, liens and other restrictions on transfer. Each such tangible asset is free from defects (patent and latent), is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.6
Subsidiaries. The Company has no subsidiaries and does not otherwise control, own directly or indirectly, or have any equity participation directly or indirectly in any corporation, limited liability company, partnership, joint venture, trust or other business association.

3.7
Financial Statements. The Seller has delivered to the Buyer copies of the Company’s financial statements for the fiscal years ended 2005 and 2006 and the period ended June 30, 2007. The financial statements are true, complete and correct and fairly present the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company as of the dates indicated, and the results of operations of the Company for the periods then ended. The Company has no liabilities except as set forth on the financial statements. Since June 30, 2007, there have been no material changes in the assets, business, financial condition, operations, results of operations or future prospects of the Company.

3.8
Compliance with Laws. The Company has been and is in compliance with all federal, state and local laws and regulations, including without limitation all environmental, health and safety laws, administrative orders, determinations and regulations concerning public health and safety, workers’ health and safety, and pollution or protection of the environment.

3.9
Tax Matters. The Company has filed all tax returns and statements required to be filed for periods ending on or before the Effective Date (other than with respect to fiscal/calendar years ended December 31, 2005 and 2006) and has paid all taxes due pursuant to such returns and statements, and pursuant to any assessment which the Company has received. No extension of the time for filing any return or statement is presently in effect. All tax returns filed by the Company with respect to periods ending on or before the Effective Date are true and correct.

3.10	Real Property. The Company does not currently own and has never owned any real property. The Company has not leased or subleased any real property.

3.11
Intellectual Property. All of the Company’s intellectual property is set forth on Schedule 3.11 of the Seller’s Disclosure Schedule. The Company owns or has the right to use all such intellectual property which is necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each such item of intellectual property owned or used by the Company immediately before the Effective Date will be owned or available for use by the Company on identical terms and conditions immediately after the Effective Date. The Company has taken all necessary action to maintain and protect each item of intellectual property that it owns or uses. The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party.

3.12
Contracts and Permits. Section 3.12 of the Seller’s Disclosure Schedule sets forth all of the permits, contracts or other agreements to which the Company is a party or by which it is bound. The Company has provided the Buyer with correct and complete copies of each listed permit, contract or agreement. Each such permit, contract or agreement is valid and binding on the Company and is in full force and effect. The Company is in compliance with all of its obligations with respect to such permit, contract or agreement. The Company is not aware of any event that allows or, upon the giving of notice or the lapse of time, would allow, revocation or termination of any such permit, contracts or agreement.

3.13
Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts

3.14	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.15
Customers. No customer, supplier or independent contractor of the Company has indicated that it will stop or decrease the rate of business done with the Company or with the Buyer after the Effective Date.

3.16
Litigation. There are no pending or threatened claims, actions, suits, proceedings or investigations affecting the Company. The Company is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency.

3.17
Employee Benefits. The Company has no pension, profit sharing plans or employee benefit plans. All the accrued obligations of the Company, whether arising by operation of law, by contract or by past custom, for payments by it to trust or other funds or any governmental agency with respect to unemployment compensation benefits, social security benefits or any other benefits for employees of the Company have been paid prior to the Effective Date.

3.18	Guaranties. The Company is not a guarantor or otherwise liable for any liability (including indebtedness) of any other person.

3.19
Transactions with Affiliates. Section 3.19 of the Seller’s Disclosure Schedule lists all contracts and agreements between the Company (on the one hand) and the Seller or its affiliates (on the other hand). All such contracts and agreements will, except as noted on Section 3.19 of the Seller’s Disclosure Schedule, be terminated immediately prior to the Effective Date. Neither the Seller nor the Company’s governors, officers, employees or members, own any asset, tangible or intangible, that is used by the Company.

3.20
Restrictions on Business Activities. There is no agreement, order, regulation or law binding upon the Company, as opposed to the application of such to those operating in the business industry generally, that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company.

3.21
Banking Arrangements. All of the arrangements that the Company has with any banking or financial institution are completely and accurately described in Section 3.21 of the Seller’s Disclosure Schedule, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking accounts, borrowing arrangements, safe deposit boxes, etc.) and the person authorized in respect to such account. All cash held in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal.

3.22
Other Information. The information concerning the Company set forth in this Agreement and the Schedules and Exhibits attached to this Agreement, and any statement or certificate of the Company furnished or to be furnished to the Buyer pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

4.	Covenants. The Parties agree as follows with respect to the period following the Effective Date.

4.1
General. If, after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement or any ancillary documents, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. The Seller acknowledges and agrees that from and after the Effective Date the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements and financial data relating to the Company.

4.2
Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Effective Date as it maintained with the Company prior to the Effective Date. The Seller will refer all customer inquiries relating to the businesses of the Company to the Buyer from and after the Effective Date.

4.3
Confidentiality. Any information concerning the business and affairs of the Company that is not already generally available to the public is considered to be confidential information. The Seller will treat and hold as such all of such confidential information and refrain from using any of such confidential information except in connection with this Agreement and the transactions contemplated by this Agreement or with the written consent of the Buyer.

4.4
Covenant Not to Compete. For a period of one year from and after the Effective Date, the Seller will not engage directly or indirectly (except having less than 1% ownership of the outstanding stock in any publicly-traded corporation) become employed with, provide services to, or engage in any business which is in competition with the business of the Company in any geographic area in which the Company conducts its business as of the Effective Date.

4.5
Nonsolicitation; Non-Hire and Noninterference. For a period of one year from and after the Effective Date, the Seller will not directly or indirectly: (a) induce or attempt to induce any person employed by the Company to leave the employ of the Company or its affiliates, or in any way interfere adversely with the relationship between any such employee and the Company or its affiliates; (b) induce or attempt to induce any such employee to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company or its affiliates to any person or entity; (c) employ, or otherwise pay for services rendered by, any such employee in any business enterprise with which the Seller may be associated, connected or affiliated; or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other person or entity having a business relationship with the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other such person or entity and the Company or its affiliates.

4.6
Blue Pencil. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.4 or 4.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.	Remedies for Breaches of this Agreement.

5.1	Survival of Representations, Warranties and Covenants.

(a)
Notwithstanding any investigation made by or on behalf of any of the Parties or the results of any investigation, and notwithstanding the participation of the Parties in the transactions contemplated by this Agreement, all of the representations and warranties of the Parties contained in Section 2, 3 and 4 of this Agreement will survive the Effective Date (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Effective Date) and continue in full force and effect forever.

(b)	The covenants set forth in this Agreement will survive indefinitely, unless a shorter period of survival is specifically set forth in this Agreement.

5.2	Indemnification Provisions for Benefit of the Buyer.

(a)
In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of his representations, warranties or covenants contained in this Agreement or any ancillary document to which he is a party, then the Seller shall indemnify the Buyer and its officers, governors, employees, members, agents and affiliates (the “Buyer Parties”) from and against the entirety of any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorney fees and expenses (collectively, “Adverse Consequences”) any of the Buyer Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

(b)
The Seller is obligated to indemnify the Buyer Parties from and against the entirety of any Adverse Consequences any of the Buyer Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company (i) for any taxes of the Company with respect to any tax year or portion thereof ending on or before the Effective Date (or for any tax year beginning before and ending after the Effective Date to the extent allocable to the portion of such period beginning before and ending on the Effective Date as provided in Section 6.2 of this Agreement), to the extent such taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) shown on the face of the Company’s financial statements; and (ii) for the unpaid taxes of any person (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract or otherwise.

5.3
Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties or covenants contained in this Agreement, then the Buyer is obligated to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

5.4
Other Indemnification Provisions. The above indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Party may have with respect to the transactions contemplated by this Agreement. The Seller agrees that he will not make any claim for indemnification against the Buyer or its subsidiaries (including the Company) because Seller was a governor, officer, employee, member or agent of the Company or was serving at the request of the Company as a partner, trustee, governor, director, officer, employee or agent of another entity.

6.	Tax Matters. The following provisions will govern the allocation of responsibility between the Buyer and the Seller for certain tax matters following the Effective Date:

6.1
Tax Periods Ending on or Before the Effective Date. The Buyer will prepare and file all tax returns for the Company for periods ending on or before the Effective Date that are filed after the Effective Date (other than income tax returns); and will prepare and file, at Seller’s sole cost and expense, all tax returns for the Company for the fiscal/calendar years ended December 31, 2005 and 2006. The Buyer will permit the Seller to review and comment on each tax return described in the preceding sentence prior to filing and will make such revisions as are reasonably requested by the Seller. The Seller will pay the Buyer for taxes of the Company with respect to such periods within 15 days after payment by the Buyer or the Company of such taxes.

6.2
Tax Periods Beginning Before and Ending After the Effective Date. The Buyer will prepare and file any tax returns of the Company for tax periods that begin before the Effective Date and end after the Effective Date. Within 15 days after the payment by the Buyer or Company of such taxes, the Seller will pay the Buyer the Seller’s portion of the taxes of the Company which are equal to the amount due for the period of time beginning before and ending on the Effective Date. For purposes of this Section 6.2 and Section 5.2(b) of this Agreement, in the case of any taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Effective Date, the portion of such tax that relates to the period beginning before and ending on the Effective Date will: (a) in the case of any taxes other than taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in the entire taxable period; and (b) in the case of any tax based upon or related to income or receipts be deemed equal to the amount that would be payable if the relevant taxable period ended on the Effective Date. Any credits relating to a taxable period that begins before and ends after the Effective Date will be taken into account as though the relevant taxable period ended on the Effective Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.

6.3
Refunds and Tax Benefits. The Seller is entitled to receive any tax refunds that are received by the Buyer or the Company, and any amounts credited against tax to which the Buyer or the Company becomes entitled, that relate to tax periods ending on or before the Effective Date, and the Buyer will pay the Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

6.4	Cooperation on Tax Matters.

(a)
Upon a reasonable request by one Party, the other Party will fully cooperate with filing the tax returns pursuant to this Section 6 and providing records and relevant information for any audit, litigation or other proceeding with respect to taxes. The Parties agree to make Company employees available on a mutually convenient basis to provide additional information and explanation that are needed. The Company and the Seller agree: (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before and ending on the Effective Date until the expiration of the statute of limitations (and to the extent notified by the Buyer or the Seller, for any extensions thereof) of the respective taxable periods; (ii) to abide by all record retention agreements entered into with any taxing authority; and (iii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any books and records and, upon the Buyer’s request, allow the Buyer to take possession of such books and records.

(b)
Upon a reasonable request by one Party, the other Party will use his or its best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed.

6.5
Transfer and Income Taxes. The Buyer will pay all taxes and fees including penalties and interest, if any, arising out of or in connection with this Agreement or and the contemplated transactions, and will indemnify, defend and hold harmless the Seller with respect to such taxes. The Buyer will file all necessary documentation and tax returns with respect to such taxes. The Seller, however, will pay all individual income taxes and file all necessary tax returns and other documentation with respect to all such income taxes in connection with the Seller’s receipt of the WebDigs Units.

7.	Miscellaneous.

7.1	No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7.2
Entire Agreement. This Agreement (including the documents referred to in this Agreement) and the ancillary documents thereto constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

7.3
Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Party.

7.4
Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

7.5
Notices. All notices, requests, demands, claims and other communications under this Agreement must be in writing and will be deemed duly given when delivered by hand, transmitted by facsimile or three (3) days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below:

If to the Seller:	with a copy, which does not
constitute notice to:

Edward Graca

If to the Buyer:	with a copy, which does not
constitute notice to:

WebDigs, LLC	Douglas M. Ramler
Gray Plant Mooty Mooty & Bennett, P.A.
500 IDS Center
80 South 8th Street
Minneapolis, MN 55402

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

7.6
Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect to the action or proceeding may be heard and determined there.

7.7
Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement.

7.8
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.9
Expenses. Each Party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions. The Seller agrees that the Company has not borne or will bear any of the Seller’s costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any ancillary documents.

7.10
Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Effective Date without the prior written approval of the other Party.

7.11
Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted, in addition to any other remedy to which it may be entitled, at law or in equity.

[THE REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.]

The Parties have executed this Stock Purchase Agreement as of the date first above written.

BUYER:

WEBDIGS, LLC

By	/s/ Robert A. Buntz, Jr.
Robert A. Buntz, Jr.
Chief Manager

SELLER:

/s/ Edward Graca
Edward Graca